FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

        On May 4, 2005, John E. Rooney, president and CEO of United States Cellular Corporation ("U.S. Cellular"), disclosed in a filing with the SEC that he has effected a transaction pursuant to a 10b5-1 sales plan entered into with William Blair & Co. L.L.C. to sell U.S. Cellular common shares. U.S. Cellular has elected to disclose such information on this Form 8-K. The purpose of the sales plan is to achieve broader diversification of investments while reducing the risk of over concentration in a particular investment. The plan was effective March 22, 2005.

         A 10b5-1 plan is designed to permit officers and directors to plan securities transactions in advance when they are not aware of material nonpublic information or subject to a company-imposed blackout period, and then carry out those pre-planned transactions at a later time, even if they later become aware of material nonpublic information and/or become subject to a company-imposed blackout period. A 10b5-1 plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. During the term of the plan, the officer or director may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. As transactions are executed in the future under the plan, they will be disclosed in accordance with applicable U.S. federal securities laws. Except as may be required by law or as the Company may elect to disclose by policy, the Company does not undertake to report future plans by officers or directors of the Company nor to report modifications, terminations, transactions or other activities under any 10b5-1 plan or any such future plans.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: May 6, 2005

By:	/s/ Thomas S. Weber

Thomas S. Weber
Vice President and Controller

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